ASB Bancorp Announces 5% Share Repurchase Program

ASHEVILLE, N.C., March 31, 2015 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB) announced today that the Company's Board of Directors approved a stock repurchase program whereby the Company may repurchase up to 5%, or 218,920 shares, of its outstanding common stock as and when deemed appropriate by management and under any plan that may be deployed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, Asheville Savings Bank is locally managed with a focus on fostering strong relationships with its individual and business customers, its employees and the communities it serves.

Contact:
Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411

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